January 2008 Pricing Sheet dated January 31, 2008 relating to Preliminary Terms No. 482 dated January 11, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS due November 7, 2011
Based on a Global Basket of Equity Indices
PRICING TERMS – JANUARY 31, 2008
Issuer:	Morgan Stanley
Maturity date:	November 7, 2011
Original issue price:	$1,000
Stated principal amount:	$1,000
Pricing date:	January 31, 2008
Original issue date:	February 7, 2008 (5 business days after the pricing date)
Aggregate principal amount:	$490,000
Basket:	Basket indices	Bloomberg ticker symbol	Basket index weighting	Initial basket index value	Multiplier
	Dow Jones Euro STOXX 50® Index	SX5E	30%	3,792.80	0.007909724
	Nikkei 225® Index	NKY	30%	13,592.47	0.002207104
	S&P 500® Index	SPX	30%	1,378.55	0.021761996
	Hang Seng® Index	HSI	10%	23,455.74	0.000426335
Payment at maturity per Buffered PLUS:
•  If the final basket value is greater than the initial basket value:
$1,000 + upside payment
The payment at maturity is not capped.
•  If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 20% from the initial basket value:
$1,000
•  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 20% from the initial basket value:
($1,000 x basket performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

Upside payment:	$1,000 x participation rate x basket percent increase
Participation rate:	100%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which will be the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the valuation date.
Basket setting date:	For each basket index, the pricing date.
Buffer amount:	20%
Basket performance factor:	final basket value / initial basket value
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each of the basket indices and the applicable multiplier for each of the basket indices. See “Multiplier” on page 5 of the accompanying preliminary terms.

Valuation date:	November 2, 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	There is no maximum payment at maturity on the Buffered PLUS.
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount of the Buffered PLUS)
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617446Z85
Agent:	Morgan Stanley & Co. Incorporated
Minimum Purchase Amount:	20 Buffered PLUS ($20,000)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$27.50	$972.50
Total	$490,000	$13,475	$476,525
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Dow Jones EURO STOXX®” and “STOXXSM” are service marks of STOXX Limited and have been licensed for use by Morgan Stanley.  “Nikkei 225® Index” is a trademark of Nikkei Inc. and has been licensed by Nikkei Digital Media, Inc. for use by Morgan Stanley.  “Standard &Poor’s®,” “S&P®,” “S&P 500®” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The mark and name “Hang Seng® Index” is proprietary to Hang Seng Data Services Limited and HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 482 dated January 11, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.